EXHIBIT 11.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Offering Statement on Form 1A of Med-X, Inc., a Nevada corporation, of our report dated May 19, 2020 on our audit of the consolidated balance sheet of Med-X, Inc., as of December 31, 2019 and the related consolidated statement of operations, consolidated statement of stockholders’ equity and consolidated statement of cash flows for the year ended December 31, 2019; and the reference to us under the caption “Experts.”

/S/ Prager Metis, CPA’s LLP

August 10, 2020

El Segundo, California